                                                                     EXHIBIT 4.1
                            STOCKHOLDERS AGREEMENT


        THIS AGREEMENT, made as of the 1st day of August, 1988 by and between SATELLINK PAGING INC., a corporation organized and existing under the laws of the State of Georgia (hereinafter referred to as the "Corporation"), and its stockholders and/or subscribers listed on Exhibit A hereto (such stockholders sometimes hereinafter referred to individually and collectively as the "Stockholder" and the "Stockholders");


                             W I T N E S S E T H:

        WHEREAS, the Stockholders have subscribed for and are the holders of all of the issued and outstanding common stock of the Corporation presently issued and outstanding or subscribed for; and

        WHEREAS, the Stockholders and the Corporation deem it to be desirable and in the best interest of the Corporation to enter into an agreement on the terms and conditions hereinafter stated with respect to said common stock to provide thereby for the continuity of management of the Corporation;

        NOW, THEREFORE, for and in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereto do hereby mutually agree as follows:

SECTION 1: Options and Restrictions.
           ------------------------

        The Stockholders do hereby agree that all of the common stock (whether Class A or Class B) of the Corporation owned or subscribed for by them (the "Stock") shall be subject to the following options, restrictions, terms and conditions:

        (a) Except as provided in this Section 1 the Stockholders shall not sell, assign, transfer, pledge or hypothecate their Stock without the prior written consent of all of the parties hereto.

            (i) A Stockholder or his estate may sell his Stock to the Corporation, if both parties so desire, at such price and on such terms as may be agreed upon by the Corporation and that Stockholder. Such parties may elect by mutual agreement to proceed under this item (i), notwithstanding the existence of any other options on the part of the Corporation provided for in this Agreement.

            (ii) If a Stockholder desires to sell his Stock to a party other than the Corporation, he shall give written notice to the Corporation and to the other Stockholder(s) of his intention to do so. The Corporation shall have an option to purchase the Stock of the Selling Stockholder at any time within thirty (30) days of receipt of such notice at the price and upon the terms provided in subsection (f) of this Section 1. (Any Stockholder desiring to sell his Stock or whose Stock is subject to the options provided in subsection (d) is referred to herein as the "Selling Stockholder.")

           (iii) In the event that the Corporation does to exercise its option to purchase the Stock within the said thirty (30) day period, it shall notify the other Stockholder(s) and the other Stockholder(s) shall have an option to purchase the Stock. The option of the other Stockholder(s) may be exercised at any time within thirty (30) days of the expiration of the option of the Corporation, at the same price and upon the same terms as the Corporation. If such option is exercised by more than one of the other Stockholders, the Stockholders exercising the option shall purchase the Stock of the Selling Stockholder in proportion to their holdings of Stock, or as they shall otherwise agree.

           (iv) In the event that neither the Corporation nor the other Stockholder(s) shall exercise the option to purchase the Stock of the Selling Stockholder within the stated period, the Selling Stockholder shall, for a period of thirty (30) days after the expiration of such options, be free to sell his Stock to any other party; provided, however, the sale must be at the price and upon terms provided in subsection (f) of this Section 1 and further provided that the purchaser of such Stock must, prior to such purchase, execute such documents as the Corporation may reasonably require to evidence the fact that the Stock acquired by the purchaser remains subject to this Agreement, and such purchaser is bound by the terms of this Agreement in the same manner and to the same extent as the Selling Stockholder had previously been. If the Selling Stockholder does not sell his Stock within said thirty (30) day period, the restrictions of this subsection
        (a) of this Section 1 shall again apply to his Stock.

          (v) All of the Stock held by the Selling Stockholder shall be offered pursuant to the terms hereof, and any exercise of an option to purchase shall also be for all of the Stock of the Selling Stockholder.

        (b) In the event that the employment of any Stockholder who is an employee of the Corporation shall cease or be terminated for any reason other than death, the Corporation shall have the first option and the other Stockholder(s) the second option to purchase all of the Stock of such Stockholder (such Stockholder hereinafter referred to as the "Terminated Stockholder"), at the price and on the terms set forth in subsection (g) of this
Section 1. In order to exercise its option, the Corporation must initiate an appraisal, if at all, by notice in writing by the

Corporation to the Terminated Stockholder within thirty (30) days after said termination of employment. In the event that the Corporation does not so initiate an appraisal, or does so but does not thereafter exercise its option within the time period set forth in subsection (g) of this Section 1, it shall notify the other Stockholder(s) and the other Stockholder(s) shall have thirty
(30) days from the end of the thirty (30) day period mentioned above (if the Corporation did not initiate an appraisal during such period), or, if the Corporation did initiate an appraisal but did not exercise its option, from the later to occur of the expiration of the option of the Corporation or the giving of such notice to the other Stockholder(s), to exercise the option or initiate an appraisal, as appropriate, by notice in writing of said action by the other Stockholder(s) to the Terminated Stockholder. If such option is exercised by more than one of the other Stockholders, the Stockholders exercising the option shall purchase the Stock of the Terminated Stockholder in proportion to their holdings of Stock, or as they shall otherwise agree. All of the stock of the Terminated Stockholder shall be subject to the options contained in this subsection (b) of this Section 1, and any exercise of such options shall also be for all of the Stock of the Terminated Stockholder. In the event that neither the Corporation nor the other Stockholder(s) shall exercise the options contained in this subsection (b) of this

Section 1, the Stock of the Terminated Stockholder shall be released from the terms and provisions of this Agreement.

        (c) Upon the death of a Stockholder, the Corporation shall have the first option and the other Stockholder(s) the second option to purchase all of the Stock of the deceased Stockholder (hereinafter referred to as the "Deceased Stockholder") at the price and on the terms set forth in subsection (g) of this
Section 1. In order to exercise its option, the Corporation must initiate an appraisal, if at all, by notice in writing to the personal representative of the Deceased Stockholder given by the Corporation with respect to its option at any time within thirty (30) days after the date of the Deceased Stockholder's death, provided, however, that the option period shall toll for any period of time from the time of death of the Deceased Stockholder in which his personal representative has not taken office. In the event the Corporation does not so initiate an appraisal, or does so but does not thereafter exercise its option within the time period set forth in subsection (g) of this Section 1, it shall notify the other Stockholder(s) and the other Stockholder(s) shall have thirty
(30) days from the end of the thirty (30) day period mentioned above (if the Corporation did not initiate an appraisal during such period), or, if the Corporation did initiate an appraisal but did not exercise its option, from the later to occur of the expiration of the option of the Corporation or the giving of such notice to the other

Stockholder(s), to exercise the option or initiate an appraisal, as appropriate, by notice in writing of the action to the personal representative of the Deceased Stockholder. If this option is exercised by more than one of the other Stockholders, the other Stockholders exercising the option shall purchase the Stock of the Deceased Stockholder in proportion to their holdings of Stock, or as they shall otherwise agree. In the event that neither the Corporation nor the other Stockholder(s) exercise the options contained in this subsection (c) of this Section 1, the personal representative of the Deceased Stockholder shall have the option to require the Corporation to purchase all of the Stock of the Deceased Stockholder at the appraised value as, and otherwise on the terms, set forth in subsection (g) of this Section 1, said option to be exercisable within thirty (30) days after the expiration of the option periods of the Corporation and the other Shareholders provided in this subsection (c) of this Section 1.
In the event that neither the Corporation nor the other Stockholder(s) nor the personal representative of the Deceased Stockholder exercise the option contained in this subsection (c) of this Section 1, the Stock of the Deceased Stockholder shall be released from the terms and provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, Stock may be sold, assigned, transferred, pledged or hypothecated by (i) Robert D. Gage III to Robert D. Gage IV and vice versa; and (ii) Jay Menard, Mary Menard and/or Jay Andre Menard to Jerry W. Mayfield and/or Marc A. Comeaux.

        (d) Upon the occurrence of any of the following events with respect to a
Stockholder:

            (i) the voluntary filing of a petition in bankruptcy or insolvency or any other voluntary petition or application or other recourse to or use of the provisions under any bankruptcy or insolvency laws of the Stockholder for the purpose of protecting the Stockholder from his creditors;

            (ii) the application for or consent to the appointment of a receiver or trustee for the Stock or all or a substantial portion of the property of the Stockholder or the making of an assignment for the benefit of creditors of the Stockholder; or

            (iii) the institution of proceedings in any court of competent jurisdiction, by a creditor or any third party, seeking to adjudicate the Stockholder as bankrupt or insolvent, or to approve a petition for reorganization or appointing a receiver, trustee or liquidator of the Stock or all or a substantial part of the assets of the Stockholder, or the entry of an order, judgment or decree in any such proceeding against the Stockholder and granting the relief sought, provided that the proceeding or order, judgment or decree continues unstayed and in effect for sixty (60) or more days; or

                (iv) the Stock or all or a substantial portion of the property of the Stockholder is attached or levied upon and such action is not removed or bonded whin forty-five (45) days; or

                (v) the dissolution of any corporate Stockholder;

the Corporation shall have the first option and the other Stockholder(s) the second option to purchase all of the Stock of the Stockholder, to whom the above-described events relate (hereinafter together with the Stockholders referred to in subsection (a) of this Section 1 referred to as the "Selling Stockholder"), at the price and on the terms set forth in subsection (g) of this
Section 1. In order to exercise its option, the Corporation must initiate an appraisal, if at all, by notice in writing to the Selling Stockholder or the personal representative of the Selling Stockholder given by the Corporation with respect to its option at any time within thirty (30) days of notice to the Corporation of the occurrence of one or more of the above events or at any time during the pendancy of any of the foregoing proceedings. In the evnt that the Corpration does not so initiate an appraisal, or does so but does not thereafter exercise its option within the time period set forth in subsection (g) of this
Section 1, it shall notify
the other Stockholder(s) and the other Stockholder(s) shall have thirty (30) days from the end of the thirty (30) day period mentioned above (if the Corporation did not initiate an appraisal during such period), or, if the Corporation did initiate an appraisal but did not exercise its option, from the later to occur of expiration of the option of the Corporation or the giving of such notice to the other Stockholder(s), to exercise the option or initiate an appraisal, as appropriate, by notice in writing of said action by the other Stockholder(s) to the Selling Stockholder or the personal representative of the Selling Stockholder. If this option is exercised by more than one of the other Stockholders, the other Stockholders exercising the option shall purchase the Stock of the Selling Stockholder in proportion to their holdings of Stock, or as they shall otherwise agree. In the event that neither the Corporation nor the other Stockholder(s) exercise the option contained in this subsection (d) of this Section 1, the Stock of the Selling Stockholder shall remain subject to the terms and provisions of this Agreement.

        (e) Any exercise of an option to purchase the Stock of a Stockholder by the Corporation or the other Stockholder(s) under subsections (a),(b),(c),(d) or
(h) of this Section 1, whether such Stock or any part thereof shall be held by the Stockholder or any other party, shall be by written notice of intention to exercise the same given to the parties and within the time limit set forth in said subsections. The notice shall specify the date upon which the sale of Stock shall be closed and the time and place of the closing, said closing to be not more than fifteen (15) days after the giving of such notice, unless the option results from the death of a Stockholder and the personal representative of the Deceased Stockholder has not yet taken office. In the latter event, the closing shall take place within not more than ten (10) days after the Corporation or the other Stockholder(s) whichever gave notice, has been notified that said personal representative has taken office. If an option is exercised by more than one of the other Stockholders, the date, time and place of the closing shall be mutually agreed upon by such Stockholders exercising the option. In the event that the Selling, Terminated or Deceased Stockholder or the personal representative of the Selling or Deceased Stockholder or any other appropriate party shall fail to appear at the closing and deliver the Stock or any part thereof, the Corporation or the other Stockholder(s), whichever is exercising the option, may thereupon place the consideration to be paid for such Stock in escrow for the Selling, Terminated or Deceased Stockholder, or personal representative of the Selling or Deceased Stockholder or other appropriate party, with any national banking association or trust company in the City of Atlanta, Georgia, whereupon the Corporation, if it is exercising its option, shall be privileged to cancel the said certificate or certificates representing the Stock, and treat the Stock as having been purchased by the

Corporation, and if the other Stockholder(s) are exercising the option the corporation shall be privileged to cancel the said certificate or certificates representing the Stock and issue new certificates to the other Stockholder(s) and treat the Stock as having been purchased by the other Stockholder(s). Such consideration shall be released from such bank acting as escrow agent only upon surrender of original certificate or certificates representing the Stock to the escrow agent or proof of destruction or loss thereof satisfactory to the escrow agent.

        (f) The purchase price and terms of purchase of the Stock if purchased by the Corporation or the other Stockholder(s) under subsection (a) (other than under subsection (a)(i)) shall be at a price and on terms identical to or at least as favorable as those the Selling Stockholder has received from or has negotiated with another purchaser in a written, bona fide third party offer for the purchase of all of the Stock of the Selling Stockholder (such offer hereinafter referred to as the "Outside Offer"). The written notice from the Selling Stockholder to the Corporation and the other Stockholders must set forth all of the terms and conditions of the Outside Offer and include a signed copy of the Outside Offer. If the Stock is to be purchased by a third party under subsection (a), the sale must be in accordance with the Outside Offer.

        (g) The price and terms of payment on the purchase of the Stock by either the Corporation or the other Stockholder(s) under subsection (b), (c) or
(d) shall be as follows:

            (i) The price shall be determined by an independent, professional appraisal which shall be initiated by written notice to the Stockholder within the time limits set forth in said subsections. This appraisal shall be conducted by an appraiser who is experienced in the valuation of closely-held corporations, and who shall be agreed upon within fifteen (15) days of notice of initiation of the appraisal by both the Selling Stockholder and the purchasing party. If the parties cannot agree on an appraiser within fifteen (15) days of notice of initiation of the appraisal, then each party shall designate one appraiser within that fifteen days, and these two designated appraisers will constitute a selection committee to designate a third, independent appraiser within ten (10) days of the committee's appointment. In either case, the final appraiser selected shall be required to commit to conduct the appraisal within forty-five (45) days of his designation. It is understood by all the parties to this Agreement that an option need not be exercised until a price is determined by the appraiser, but such option must be exercised, if at all, within ten (10) days of such price determination or, if the Corporation initiated an appraisal but did not exercise its option, by the other Stockholder(s) within thirty (30) days of the later to occur of the expiration of the option of the Corporation or the giving of notice to the other Stockholder(s) by the Corporation of its action, as appropriate, and, once the option is exercised, the price determined by the appraiser shall be conclusive and binding upon the parties to the transactions.

            (ii) The purchase price shall be paid at the option of the purchaser either in cash or in monthly installments over a period of not more than five (5) years from the date of purchase, with interest on the unpaid balance thereof at the rate of interest announced publicly by The Citizens and Southern National Bank in Atlanta, Georgia, from time to time, as its "prime rate."

        (h) In the event that any of the Stock shall be sold, transferred, assigned or conveyed in any manner to any party in violation of the terms and conditions of this Agreement, the Corporation shall have the first option and the other Stockholder(s) the second option in proportion to the holdings of Stock of the other Stockholders exercising the option, or as they shall otherwise agree, to purchase the Stock sold, transferred, conveyed or assigned in violation of this Agreement from the then holder thereof. The purchase price for the purchase of the Stock pursuant to such option shall be equal to the lesser of the amount received by the Corporation on the issuance of the Stock, the appraised value of the Stock as determined in accordance with subsection (g) of this
Section 1, or the price actually paid by the then holder of the Stock. The purchase price shall be payable at the option of the Corporation or the other Stockholder(s), whichever exercises the option, in cash or by note payable on or before twelve (12) months from the date of the notice, with interest thereon at the rate of seven (7%) percent per annum, or by a combination of cash and such notice. Said option shall be exercisable and the transaction of purchase shall be closed in the manner set forth in subsection (e) of this Section 1. The notice of exercise of its option by the Corporation may be given by the Corporation at any time within six (6) months from the date the Corporation receives notice of the transaction in violation of this Agreement, and in the event the Corporation does not exercise its option, it shall notify the other Stockholder(s) and they shall have three (3) months from the later to occur of the expiration of the option period of the Corporation or the giving of such notice to the other Stockholder(s), to give the notice of exercise of the option. The notice of exercise of the options shall be given to the Stockholder whose Stock or any part thereof was so sold, transferred, assigned or conveyed in violation of this Agreement, and, if and to the extent it is reasonable and possible to do so, to the holder of such Stock at the address of such party known to the parties hereto exercising the options.

        (i) All options granted under this Section 1 are made solely to Stockholders owning or subscribing for the same class of Stock as the class of the Stock with respect to which the option is to be granted, and all options granted hereunder shall be granted with respect to a Stockholder's proportionate holding of such class of Stock, or as the Stockholders holding such class of Stock shall otherwise agree.

SECTION 2:  Repurchase by Corporation.
            -------------------------

        Notwithstanding anything to the contrary herein, in the event that the Corporation exercises any of its options provided herein for the purchase of the Stock of a Selling, Terminated or Deceased Stockholder but is prohibited by law from purchasing all or a part of the stock subject to such option, the Corporation may purchase such part of the Stock as is not prohibited by law and shall promptly notify the other Shareholder(s) of the prohibition, and the other Stockholder(s) shall then be able to exercise their options to purchase the Stock or the part thereof not purchased by the Corporation by appropriate notice in writing within thirty (30) days of such notice to the other Shareholder(s). The terms and conditions of the options, including notice, closing and purchase price and payment terms, otherwise provided herein shall not be affected except as expressly provided above.

SECTION 3:     Management Provisions.
               ---------------------

        (a) The Stockholders hereby agree that, in the event that and for so long as, Cue Paging Corporation ("Cue") and/or an "affiliate" thereof (as defined below) owns the required number of shares of the voting Stock in the Corporation, Cue shall be entitled to one seat on the Board of Directors of the Corporation and the Stockholders shall vote their respective Stock for the nominee to the Board designated by Cue.

        For purposes of the foregoing, the required number of shares to be owned by Cue and/or its affiliate shall be (a) 1200, during the first year this agreement is in effect, and (b) 4820, during all subsequent years, subject in each case to modification proportionate to any reverse stock split, stock redemption or other action reducing the number of outstanding shares of Stock.

        Notwithstanding any provision to the contrary contained herein, Cue shall at all times have the right to transfer any and all Stock owned by Cue to any "affiliate" of Cue provided, however, that as a condition to such transfer such affiliate shall become a party to this Agreement. For purposes of this Agreement, "affiliate" shall mean any person or entity that controls, is controlled by, or is under common control with, Cue.

        (b) The Stockholders hereby agree that, in the event that and for so long as, Robert D. Gage IV ("Gage IV"), Robert D. Gage III, James O. Carpenter ("J. Carpenter"), Ira Carpenter, Jr. and Charles R. Carpenter (collectively, the "Mississippi Stockholders") own in the aggregate at least twenty percent (20%) of the voting Stock of the Corporation, the Mississippi Stockholders shall be entitled to two seats on the Board of Directors of the Corporation and the Stockholders shall vote their respective Stock for the election of Gage IV and
J. Carpenter, or their respective nominees, to the Board.

        (c) The Stockholders hereby agree to vote their respective Stock for the election of Marc A. Comeaux and Jerry Mayfield, or their respective nominees, to the Board of Directors of the Corporation.


SECTION 4:  Preemptive Rights.
            -----------------

        It is acknowledged that the Corporation's Articles of Incorporation deny shareholders' preemptive rights; nevertheless, the shareholders who are parties to this Agreement shall have preemptive rights with respect to the Class A and Class B Common Stock of the Corporation as and under only those circumstances provided for in O.C.G.A. Section 14-2-11 as in effect on July 1, 1988, as if the Corporation's Articles of Incorporation preserved the preemptive rights of shareholders; provided, however, that notwithstanding the foregoing such rights shall not apply (i) to any issuance of stock by the Corporation unless the stock is being issued at a price lower than the lesser of (a) $62.227 per share and (b) the then "stockholders equity" per share of the Corporation's common stock as reflected on the Corporation's most recent financial statements; (ii) to any issuance of stock to Cue at a deemed price of $62.227 per share as a result of Cue's (or an affiliate) being required to pay off indebtedness of the Corporation, as provided for in the Share Subscription Agreement between the Corporation and Cue; (iii) to any issuance of shares under any of the circumstances described in subsection (d) of O.C.G.A. Section 14-2-111; or (iv) to the issuance to the parties hereto of the Stock as listed on Schedule 1 attached hereto and incorporated herein by reference.


SECTION 5:  Right of Cue to Participate in Majority Sale.
            --------------------------------------------

        The parties hereby agree that in the event that any Stockholder, or group of Stockholders acting in concert, in a single transaction or in a series of related transactions, contract to sell Stock aggregating in excess of fifty (50%) per cent of the outstanding voting stock of the Corporation or in excess of fifty (50%) of the entire outstanding stock of the Corporation (a "Majority Sale"), then, in such event, Cue shall be offered the opportunity to participate in such sale in a proportion equal to the same percentage of shares of Stock owned by Cue as theretofore owned by the selling Stockholder or

Stockholders. That is, if Cue at the time owns 15% of the outstanding stock of the Corporation and a group of Stockholders contracts to sell in a Majority Sale 51% of the outstanding stock of the Corporation owned by them, Cue shall be given the opportunity to participate in such sale so as to sell 7.65% of the outstanding stock of the Corporation (51% of 15%) or if the group of selling Stockholders contracts to sell in a Majority Sale 100% of the outstanding Stock of the Corporation owned by them, Cue shall be given the opportunity to participate in such sale so as to sell all 15% of its shares of stock of the Corporation. Unless otherwise agreed by the parties, Cue's participation in such sale shall be by means of assignment to Cue and assumption by Cue of a proportionate part of each Stockholder's rights and obligations under the contract(s) of sale.

SECTION 6: Legend.
           ------

        All certificates evidencing the Stock shall bear the following legend:

        "The shares of stock evidenced by this Certificate are subject to the terms of a certain Stockholders Agreement between Satellink Paging Inc. and its Stockholders, a copy of which Agreement is on file at the principal or registered office of the corporation. No transfer of the shares represented hereby may be made except in accordance with and subject to the provisions of said Agreement."

SECTION 7:  Notices.
            -------

        All notices and other communications under this Agreement shall be deemed to have been given if deposited in the United States mail, registered or certified mail, postage prepaid, if to the parties hereto at the addresses last shown for each such party on the books of the Corporation, if to the Corporation at its registered office, and if to any other party as herein otherwise provided.


SECTION 8:  Successors.
            ----------

        This Agreement shall be binding upon any transferees and assigns of the Stock whether such transfers or assignments are consistent with or in violation of the terms and provisions of this Agreement, and upon the heirs, legal representatives, successors and assigns of such transferees and assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation and the heirs, legal representatives, successors and assigns of the Stockholders.


SECTION 9:  Other Securities.
            ----------------

        The term "Stock" as used herein shall include not only the common stock hereinabove referred to, but shall also include any capital stock of the Corporation whenever acquired by any means, including purchase, stock dividends, stock splits or conversions, together with any stock or securities for which such stock is exchanged pursuant to any reorganization of the Corporation.

SECTION 10:   Termination.
              -----------

        This Agreement shall terminate and be of no force and effect upon the sooner of (i) the passage of twenty (20) years from the date of this Agreement, or (ii) the effective date of a written agreement signed by all of the parties hereto providing for the termination of this Agreement. The rights of a Stockholder hereunder shall terminate when such Stockholder ceases to own any Stock, or options, warrants or other rights to purchase stock.

SECTION 11:   Entire Agreement.
              ----------------

        This Agreement represents the entire agreement between the parties and all prior negotiations are hereby superseded; provided, however, to the extent that any of the Stock now or hereafter owned or subscribed for by an employee of the Corporation is subject to a risk of forfeiture or to a repurchase option on the part of the Corporation pursuant to an employment agreement, employee stock plan or stock option plan or any similar arrangement, the terms of such agreement or arrangement shall control and take precedence over the terms hereof to the extend of any conflict, but otherwise the terms of this Agreement shall be fully applicable to such Stock.

SECTION 12:   Governing Law.
              -------------

        This Agreement shall be interpreted under and governed by the laws of the State of Georgia.

SECTION 13:   Equitable Remedies.
              ------------------

        In the event of any actual or threatened default in, or breach of any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

SECTION 14:   Severability.
              ------------

        In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 15:   Counterparts.
              ------------

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 16. Amendment.
            ---------

        No amendment or modification of this Agreement shall be effective unless in writing and executed by the parties hereto.

        IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and its corporate seal to be affixed, an the individual Stockholders have set their hands and seals, as of the day and year first above indicated.

                                        SATELLINK PAGING INC.

                                        BY: /s/ Jerry W. Mayfield
                                           ---------------------------------
                                           Title: Executive Vice President/
                                                  Secretary


Attest:

BY:
   -------------------------
   Secretary


      [CORPORATE SEAL]

                                   EXHIBIT A

        Each of the undersigned stockholders hereby acknowledges and agrees that by signing in the space provided below he/she is entering that certain Stockholders Agreement dated as of August 1, 1988 restricting the transferability of the capital stock of Satellink Paging Inc. (the "Agreement") and he/she is thereby a party to the Agreement.

STOCKHOLDER                       DATE                   ADDRESS
-----------                       ----                   -------


/s/ Marc A. Comeaux              7/25/88             440 Otter Creek CT
-----------------------(SEAL) --------------         -----------------------
Marc A. Comeaux                                      Atlanta, GA 30328
                                                     -----------------------


/s/ Jerry W. Mayfield            8/1/88
-----------------------(SEAL) --------------         _______________________
Jerry W. Mayfield
                                                     _______________________

/s/ James O. Carpenter           8/1/88              c/o People's Bank
-----------------------(SEAL) --------------         -----------------------
James O. Carpenter                                   PO Box 529
                                                     -----------------------
                                                     Biloxi, MS 39533
                                                     -----------------------

/s/ Ira Carpenter, Jr.           8/1/88              c/o People's Bank
-----------------------(SEAL) --------------         -----------------------
Ira Carpenter, Jr.                                   PO Box 529
                                                     -----------------------
                                                     Biloxi, MS 39533
                                                     -----------------------

STOCKHOLDER                             DATE                   ADDRESS
-----------                             ----                   -------


/s/ Charles R. Carpenter                8/1/88         c/o People's Bank
------------------------(SEAL)          ------         ---------------------
Charles R. Carpenter
                                                       P.O. Box 529
                                                       ---------------------

                                                       Biloxi, MS 39533
                                                       ---------------------
/s/ Robert D. Gage, III                 8/1/88         P.O. Box 608
-----------------------(SEAL)           ------         ---------------------
Robert D. Gage, III
                                                       Port Gibson, MS 39150
                                                       ---------------------

/s/ Robert D. Gage, IV                 8/1/88          P.O. Box 608
----------------------(SEAL)           ------          ---------------------
Robert D. Gage, IV
                                                       Port Gibson, MS 39150
                                                       ---------------------

/s/ Jay Menard                         8/1/88          4011 Pinhook Rd.
--------------(SEAL)                   ------          ---------------------
Jay Menard
                                                       Lafayette, LA 70508
                                                       ---------------------

/s/ Mary Menard                        8/1/88          4011 Pinhook Rd.
---------------(SEAL)                  ------          ---------------------
Mary Menard
                                                       Lafayette LA 70508
                                                       ---------------------

/s/ Jay Andre Menard                   8/1/88          4011 Pinhook Rd.
--------------------(SEAL              ------          ---------------------
Jay Andre Menard
                                                       Lafayette, LA 70508
                                                       ---------------------

/s/ E. Paul Breaux, III                8/1/88          337 Bacque Crescent
-----------------------(SEAL)          ------          ---------------------
E. Paul Breaux, III
                                                       Lafayette, LA 70503
                                                       ---------------------

STOCKHOLDER                       DATE                   ADDRESS
-----------                       ----                   -------


/s/ David Autin                   8/1/88              157 Ronald Blvd.
----------------------(SEAL)    -----------           ----------------------
David Autin                                           Lafayette, LA 70503
                                                      ----------------------


/s/ David Robertson               8/1/88              3604 Cherokee Rd.
----------------------(SEAL)    -----------           ----------------------
David Robertson                                       Atlanta, GA
                                                      ----------------------


/s/ Robert Poche'                 8/1/88              750 Lake Top Way
----------------------(SEAL)    -----------           ----------------------
Robert Poche'                                         Roswell, GA 30076
                                                      ----------------------


/s/ Humberto Izquierdo            8/1/88              420 Chimney Bluff
----------------------(SEAL)    -----------           ----------------------
Humberto Izquierdo                                    Alpharetta, GA 30346
                                                      ----------------------


CUE PAGING CORPORATION

By: /s/ Gene Swanzy
   -------------------------
Title: President
      ----------------------


Attest: /s/ J. G. O'Neill
       ---------------------
           Secretary


    [CORPORATE SEAL]

                                  SCHEDULE 1

                             SATELLINK PAGING INC.

                              SHAREHOLDER LISTING

I.  Voting Stock - Class A

            Name                  Shares
            ----                  ------
    Marc A. Comeaux               6,455
    Jerry W. Mayfield             5,277
    James O. Carpenter            2,000
    E. Paul Breaux, III           1,094
    Jay Menard                    1,000
    Mary E. Menard                1,000
    Jay A. Menard                 1,000
    David F. Robertson              600
    David L. Autin                  574
    Robert D. Gage, III             500
    Robert D. Gage, IV              500
    Cue Paging Corporation        4,285.333
    Mississippi Shareholders*     4,285.222
                                 ----------
                                 28,570.666


II. Non-Voting Stock - Class B

            Name                  Shares
            ----                  ------
    Robert P. Poche'              1,000
    David F. Robertson              750
    Humberto Izquierdo              750
    Cue Paging Corporation          535.667
    Mississippi Shareholders*       535.667
                                  ---------
                                  3,571.334

*Mississippi Shareholders are Robert D. Gage, III, Robert D. Gage, IV, James O. Carpenter, Charles R. Carpenter, and Ira Carpenter, Jr. The shares held by this group will be allocated among these shareholders as they designate.